PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 9, 1996

                            SUNAMERICA INC.

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     This Prospectus Supplement (this "Prospectus Supplement") to the
Prospectus (the "Prospectus") dated September 9, 1996 of SunAmerica Inc. (the "Company") relates to deferred compensation obligations of the Company under the SunAmerica Registered Representatives' Deferred Compensation Plan (the "Plan") and modifies and supplements the Prospectus enclosed herewith.

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     Capitalized terms used in this Prospectus Supplement without definition have the meanings given such terms in the Prospectus, unless the context clearly indicates otherwise.

     Effective March 2, 1998, the Company added to the list of Valuation Funds currently available each of the following four separate investment portfolios (each, a "Portfolio") offered by Style Select Series, Inc.:
Large-Cap Growth Portfolio, Large-Cap Blend Portfolio, Large-Cap Value Portfolio, and Small-Cap Value Portfolio. Each Portfolio's investment objective is stated below:

1. The Large-Cap Growth Portfolio seeks long-term growth of capital by investing generally in equity securities of large-sized companies.

2. The Large-Cap Blend Portfolio seeks long-term growth of capital and a reasonable level of current income by investing generally in equity securities of large-sized companies.

3. The Large-Cap Value Portfolio seeks long-term growth of capital by investing in equity securities of large-sized companies using a "value" style of investing.

4. The Small-Cap Value Portfolio seeks long-term growth of capital by investing in equity securities of small-sized companies using a "value" style of investing.



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     The date of this Prospectus Supplement is March 2, 1998.